Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Kandi Technology Group, Inc. on Form S-3 of our report dated April 28, 2020, with respect to our audits of the consolidated financial statements of Kandi Technology Group, Inc. as of December 31, 2019 and for the year ended December 31, 2019 and our report dated April 28, 2020 with respect to our audit of internal control over financial reporting of Kandi Technology Group, Inc. as of December 31, 2019 appearing in the Annual Report on Form 10-K of Kandi Technology Group, Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

October 21, 2020